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[HEALTH PARTNERS LETTERHEAD]
                                                                 EXHIBIT 10.97.1

October 4, 1996

VIA TELECOPY AND REGULAR MAIL

Mr. Craig Clark
Chief Financial Officer
Unison Healthcare Corporation
7272 East Indian School Road
Suite 214
Scottsdale, Arizona 85251

        Re: Loan and Security Agreement dated as of February 16, 1996, as amended (the "Loan Agreement") between HealthPartners Funding, L.P. ("HPF") and Unison Healthcare Corporation and certain of its Affiliates. Capitalized terms used herein shall have the meanings given them in the Loan Agreement.

Dear Mr. Clark:

Based on the review of our auditors, we believe that events of default have occurred with respect to your obligations to HPF under the Loan Agreement. Accordingly, we are now managing the Loan under the special asset department protocol.

We are willing, however, to waive the events of default that have occurred through the date of this letter based on your agreement, as evidenced by your signature below, to the following modifications to the Loan Documents:

1. HPF shall provide Borrower with $2.5 million of bridge financing on October 7, 1996, the proceeds of which will be used to pay any excess advances arising from the overstated borrowing base certificates. To the extent that this bridge financing would violate any debt covenants binding on Borrower, the Maximum Loan Amount under the Loan Agreement will be reduced to $7.5 million. The bridge financing will be evidenced by a Secured Bridge Note that will be secured by the same collateral securing the Loan Agreement, and will cross-default to the Loan Agreement. The term of the Secured Bridge Note will be 90 days, and the Base Rate will be the same rate prevailing under the Loan Agreement. On the maturity date of the Secured Bridge Note (January 6, 1997), Borrower will pay HPF (or its successor) a bridge financing fee equal to $400,000.00. If the Loan Agreement remains in effect after the obligations under the Secured Bridge Note have been repaid in full (including the payment of the bridge financing fee), the Maximum Loan Amount shall be restored to

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Mr. Craig Clark
October 4, 1996
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        $10 million.

2. All outstanding Obligations under the Loan Agreement will be repaid in full concurrent with the closing by Borrower of the proposed high yield bond financing described in Exhibit A attached hereto; provided, however, that the financing facility evidenced by the Loan Agreement will remain in place at Borrower's option through March 31, 1997;

3. Irrespective of the timing of the repayment in full of the Obligations under the Loan Agreement (including at the end of the Term), Borrower shall pay HPF, in addition to the bridge financing set forth above, a termination fee equal to $300,000.00 upon the termination of the Loan Agreement and the release of HPF's liens thereunder with such termination fee to supersede any other termination fee set forth in the Loan Agreement or any amendments thereto executed prior to the date of this letter);

4. The monthly Usage Fee, effective September 1, 1996, is one-twelfth (1/12) of 6%, based on an overall credit availability of $10 million; and

5. Whether or not the proposed high yield debt financing described in Exhibit A attached hereto is consummated, Borrower agrees by executing below that it is obligated to pay the bridge financing fee, the termination fee and the monthly Usage Fees set forth in Paragraphs 2 through 4 immediately above.

In accordance with the foregoing, upon HPF's receipt of an original counterpart of this letter executed in the space provided below by Unison Healthcare Corporation for itself and all other entities comprising Borrower, HPF shall be deemed to have waived any and all defaults and rights to declare an Event of Default under the Loan Agreement or any of the other Loan Documents based on any events or occurrences through the date of this letter. This waiver shall in no way constitute a waiver or limitation of any of the other rights and remedies of HPF under the Loan Documents based on events or occurrences subsequent to the date of this letter.

                                Very truly yours,

                                HEALTHPARTNERS FUNDING, L.P.

                                By: HEALTHCARE FINANCIAL PARTNERS, INC.
                                      General Partner


                                By: /s/ Ethan D. Leder
                                    ---------------------------------
                                    Ethan D. Leder
                                    Executive Vice-President
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Mr. Craig Clark
October 4, 1996
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FOR ITSELF AND ON BEHALF OF THE OTHER BORROWERS UNDER THE LOAN AGREEMENT, THE
FOREGOING (INCLUDING THE MODIFICATIONS TO THE LOAN DOCUMENTS) IS HEREBY ACKNOWLEDGED AND AGREED AS OF THE 4TH DAY OF OCTOBER, 1996:

UNISON HEALTHCARE CORPORATION


By: /s/ Craig R. Clark
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Name: Craig R. Clark
Title: EVP & CFO